SUB-ITEM 77M
Mergers

Nuveen Short Term Bond Fund,
A series of Nuveen Investment Funds, Inc.
811-05309


On November 18, 2011 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Short Duration Bond Fund were transferred to the
Nuveen Short Term Bond Fund. The circumstances and details of the reorganization are contained in the N-14 filing on September 7, 2011, accession number 0001193125-11-
242434, which materials are herein incorporated by reference.